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                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                   Commission File No. 333-89888


                  PROSPECTUS SUPPLEMENT DATED AUGUST 20, 2002
                       (TO PROSPECTUS DATED JUNE 6, 2002)

                    THE EXPLORATION COMPANY OF DELAWARE, INC.

                                2,499,667 SHARES

                                  COMMON STOCK

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         This Prospectus Supplement supplements the Prospectus dated June 6,
2002 (the "Prospectus"), relating to the offering of up to 2,499,667 shares of the currently issued and outstanding Common Stock of The Exploration Company of Delaware, Inc. (the "Company"), by the Selling Shareholders identified in the Prospectus.

         This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or other supplements to it. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that information in this Prospectus Supplement supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not defined in this Prospectus Supplement have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

          The Company has been advised that Quantico Partners, L.P., has transferred all of its 333,334 shares of the Common Stock of the Company to Langley Partners, L.P. Accordingly, the line item "Quantico Partners,
L.P....333,334 shares" in the table of Selling Shareholders on Page 14 of the
Prospectus is hereby deleted in its entirety and replaced with the following:

                  "Langley Partners, L.P.             333,334 shares."

         Assuming the sale of all shares of the Common Stock offered in the Prospectus and no other issuances of Common Stock to the Selling Shareholders, the Selling Shareholders will not own any shares of the Common Stock of the Company after consummation of the sale. None of the Selling Stockholders, nor any of their affiliates, officers, directors or principal equity holders, has held any position, office or other material relationship with the Company or its predecessors or affiliates.



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         INVESTING IN THE COMPANY'S COMMON STOCK INVOLVES RISKS. YOU SHOULD
CAREFULLY REVIEW AND CONSIDER THE "RISK FACTORS" SET FORTH BEGINNING ON PAGE 4 OF THE PROSPECTUS.

         The securities offered in the Prospectus have not been approved or disapproved by the Securities and Exchange Commission (the "Commission") or any state securities commission, nor has the Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

           The date of this Prospectus Supplement is August 20, 2002.